Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President
News For Immediate Release

EAGLE MATERIALS INC. REPORTS RECORD QUARTERLY RESULTS

DALLAS, TX (February 3, 2015) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2015 which ended December 31, 2014. Notable items for the quarter in relation to the prior-year’s third quarter include:

•	Record quarterly revenues of $292 million, up 27%
•	Record third quarter cement earnings of $37.6 million, up 44%
•	Record quarterly paperboard earnings of $9.1 million, up 37%
•	Wallboard earnings of $40.0 million, up 30%
•	Record third quarter earnings per diluted share of $1.03, up 63%

Sales volumes improved across all major business lines, with cement volumes setting a third quarter record of over 1.2 million tons sold. Net sales prices also strengthened across all businesses, with average wallboard and cement sales prices increasing 11% and 8%, respectively, over the prior year’s third quarter.

On November 14, 2014, Eagle completed its previously announced acquisition of CRS Proppants LLC and its subsidiaries, including Great Northern Sand LLC (CRS Proppants). Eagle used cash proceeds from borrowings under its bank credit facility to fund the purchase price of $237.2 million. The results of operations of CRS Proppants are included in the results disclosed in this press release for the period from November 14 through December 31, 2014.

Cement, Concrete and Aggregates

Operating earnings from Cement for the third quarter were $37.6 million, a 44% increase from the same quarter a year ago. The earnings increase resulted from record third quarter sales volumes and increased average net cement sales prices.

Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $124.0 million, 17% greater than the same quarter last year. The revenue improvement reflects an 8% increase in our third quarter Cement sales volume. Our average net cement sales price this quarter was $93.76 per ton, 8% higher than the same quarter last year.

Concrete and Aggregates reported operating earnings of $1.6 million for the third quarter, a $3.1 million improvement from the same quarter a year ago, reflecting improved concrete and aggregates pricing along with improved concrete sales volumes.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard’s third quarter operating earnings of $49.1 million were up 31% compared to the same quarter last year. Improved Gypsum Wallboard net sales prices and increased Gypsum Wallboard and Paperboard sales volumes were the primary drivers of the quarterly earnings increase.

Gypsum Wallboard and Paperboard revenues for the third quarter totaled $144.2 million, a 16% increase from the same quarter a year ago. The revenue increase reflects higher average Gypsum Wallboard net sales prices and higher Gypsum Wallboard and Paperboard sales volumes. The average gypsum wallboard net sales price for the third quarter was $158.95 per MSF, 11% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 610 million square feet (MMSF) represents a 4% increase from the same quarter last year. The average Paperboard net sales price for this quarter was $504.30 per ton, about flat with the same quarter a year ago. Record Paperboard sales volumes for the quarter were 77,000 tons, 17% higher than the same quarter a year ago.

Oil and Gas Proppants

Oil and Gas Proppants reported third quarter revenues of $31.7 million and operating earnings of $3.2 million. During this year’s third quarter, we continued to process and sell purchased sand while we built up inventory of our internally produced sand at our 1.5 million ton Corpus Christi facility.

Details of Financial Results

Beginning in our fiscal 2015, we have begun reporting our frac-sand business as a separately reportable segment – Oil and Gas Proppants. The results of this business were previously included in our Concrete and Aggregates segment during the start-up phase and have been reclassified to conform to the current year’s presentation.

Acquisition and Litigation Expense consists of costs related to our acquisition of CRS Proppants and certain legal fees. Direct acquisition costs were approximately $0.7 million (pre-tax) during the quarter ended December 31, 2014.

Texas Lehigh Cement Company LP, one of our cement plant operations, is conducted through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments in the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates, and Oil and Gas Proppants from 40 facilities across the US. Eagle is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, February 4, 2015. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; fluctuations in activity in the oil and gas industry, including the level of fracturing activities; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014. These reports are filed with the Securities and Exchange Commission. With respect to our acquisition of CRS Proppants, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected synergies or other benefits of the transaction, significant transaction costs or unknown liabilities, changes in market conditions in the frac sand and related industries and general economic and business conditions that may affect us after the acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1	Statement of Consolidated Earnings
Attachment 2	Revenues and Earnings by Lines of Business (Quarter and Nine Months)
Attachment 3	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
Attachment 4	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Revenues	$291,529	$228,812	$842,588	$708,502
Cost of Goods Sold	212,380	178,964	631,977	552,571

Gross Profit	79,149	49,848	210,611	155,931

Equity in Earnings of Unconsolidated JV	12,423	9,856	34,274	27,481
Other, net	488	400	2,050	1,300
Acquisition and Litigation Expenses	(722)	–	(2,825)	–
Corporate General and Administrative Expense	(9,371)	(6,796)	(23,827)	(18,450)

Earnings before Interest and Income Taxes	81,967	53,308	220,283	166,262
Interest Expense, Net	(4,101)	(4,475)	(12,054)	(14,225)

Earnings before Income Taxes	77,866	48,833	208,229	152,037
Income Tax Expense	(25,836)	(17,212)	(68,170)	(50,412)

Net Earnings	$52,030	$31,621	$140,059	$101,625

EARNINGS PER SHARE
Basic	$1.05	$0.64	$2.82	$2.07

Diluted	$1.03	$0.63	$2.78	$2.03

AVERAGE SHARES OUTSTANDING
Basic	49,655,405	49,294,010	49,583,210	49,091,476

Diluted	50,411,147	50,162,962	50,375,619	49,948,178

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Revenues*
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$118,573	$104,158	$342,905	$299,099
Gypsum Paperboard	25,631	19,703	70,349	59,646

	144,204	123,861	413,254	358,745
Cement (Wholly Owned)	88,652	76,832	291,461	267,007
Oil and Gas Proppants	31,731	3,960	53,325	6,153
Concrete and Aggregates	26,942	24,159	84,548	76,597

Total	$291,529	$228,812	$842,588	$708,502

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$40,013	$30,730	$114,443	$90,234
Gypsum Paperboard	9,102	6,661	24,633	19,277

	49,115	37,391	139,076	109,511
Cement:
Wholly Owned	25,155	16,155	62,261	49,970
Joint Venture	12,423	9,856	34,274	27,481

	37,578	26,011	96,535	77,451
Oil and Gas Proppants	3,241	(2,161)	3,315	(3,967)
Concrete and Aggregates	1,638	(1,537)	5,959	417
Other, net	488	400	2,050	1,300

Sub-total	92,060	60,104	246,935	184,712
Acquisition and Litigation Expenses	(722)	–	(2,825)	–
Corporate General and Administrative Expense	(9,371)	(6,796)	(23,827)	(18,450)

Earnings Before Interest and Income Taxes	$81,967	$53,308	$220,283	$166,262

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended December 31,			Nine Months Ended December 31,
	2014	2013	Change	2014	2013	Change
Gypsum Wallboard (MMSF’s)	610	584	+4%	1,746	1,670	+5%

Cement (M Tons):
Wholly Owned	935	876	+7%	3,135	3,037	+3%
Joint Venture	270	239	+13%	837	753	+11%

	1,205	1,115	+8%	3,972	3,790	+5%

Paperboard (M Tons):
Internal	28	27	+4%	83	79	+5%
External	49	39	+26%	136	118	+15%

	77	66	+17%	219	197	+11%
Concrete (M Cubic Yards)	246	231	+6%	767	723	+6%
Aggregates (M Tons)	682	709	-4%	2,372	2,606	-9%

	Average Net Sales Price*
	Quarter Ended December 31,			Nine Months Ended December 31,
	2014	2013	Change	2014	2013	Change
Gypsum Wallboard (MSF)	$158.95	$143.40	+11%	$160.23	$144.54	+11%
Cement (Ton)	$93.76	$87.01	+8%	$91.43	$86.10	+6%
Paperboard (Ton)	$504.30	$504.08	0%	$505.09	$504.64	0%
Concrete (Cubic Yard)	$89.00	$84.88	+5%	$86.77	$82.02	+6%
Aggregates (Ton)	$7.36	$6.46	+14%	$7.54	$6.70	+13%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Intersegment Revenues:
Cement	$2,489	$2,556	$7,760	$7,503
Paperboard	14,305	13,993	42,645	40,855
Concrete and Aggregates	174	217	691	889

	$16,968	$16,766	$51,096	$49,247

Cement Revenues:
Wholly Owned	$88,652	$76,832	$291,461	$267,007
Joint Venture	32,907	26,190	98,624	81,972

	$121,559	$103,022	$390,085	$348,979

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31, 2014*
	2014	2013
ASSETS
Current Assets –
Cash and Cash Equivalents	$13,697	$7,424	$6,482
Accounts and Notes Receivable, net	136,823	96,357	102,917
Inventories	207,043	173,871	187,096
Federal Income Tax Receivable	–	–	–
Prepaid and Other Assets	4,995	5,074	10,465

Total Current Assets	362,558	282,726	306,960

Property, Plant and Equipment –	1,929,177	1,647,138	1,660,975
Less: Accumulated Depreciation	(724,351)	(662,734)	(676,924)

Property, Plant and Equipment, net	1,204,826	984,404	984,051
Investments in Joint Venture	47,167	41,178	43,008
Notes Receivable	2,890	3,208	3,063
Goodwill and Intangibles	206,208	161,117	160,690
Other Assets	34,402	14,631	13,757

	$1,858,051	$1,487,264	$1,511,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$68,466	$47,586	$57,098
Accrued Liabilities	45,269	39,622	41,520
Federal Income Tax Payable	1,508	6,835	702
Current Portion of Long-term Debt	57,045	9,500	9,500

Total Current Liabilities	172,288	103,543	108,820

Long-term Liabilities	84,911	52,317	53,678
Bank Credit Facility	335,000	200,000	189,000
Senior Notes	125,714	182,759	182,759
Deferred Income Taxes	167,116	143,217	145,773
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	–	–	–
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 50,277,425; 49,964,881 and 50,053,738 Shares, respectively	503	500	501
Capital in Excess of Par Value	269,736	246,161	253,524
Accumulated Other Comprehensive Losses	(5,165)	(6,577)	(5,483)
Retained Earnings	707,948	565,344	582,957

Total Stockholders’ Equity	973,022	805,428	831,499

	$1,858,051	$1,487,264	$1,511,529

*	From audited financial statements.